UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2005

DUNE ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27897	95-4737507
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3050 Post Oak Blvd., Suite 695, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 888-0895

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

     On November 1, 2005 Dune Energy, Inc. (“we” or “Dune”) announced that the lawsuit filed by Dan A. Hughes Company (“Hughes”) against certain individuals and entities owning interests in or affiliated with Voyager Partners, Ltd. (“Voyager”), has been settled (the “Settlement”). The Settlement clears the path for us to move forward on our proposed acquisition of certain Voyager properties located on the fairway of the Barnett Shale play in the North Texas Fort Worth Basin.

     As a result of the Settlement, Dune and Voyager have extended the termination date under our Asset Purchase and Sale Agreement (“PSA”) from October 31, 2005 to November 4, 2005. The extension was agreed upon, in order to restructure the transaction due to the delay caused by the Hughes litigation. We are working with Voyager to execute an amended PSA that would provide, among other things, for Dune to acquire properties from Voyager on a “rolling basis.” Subject to the signing of such amended PSA, the first of such closings, consisting of approximately $25 million in value, should occur prior to year end.

     Separate and apart from entering into an amended PSA, Voyager has assigned to us a contract, under which Dune will acquire, on or before November 15, 2005, certain Barnett Shale properties directly from a third party in exchange for approximately $5 million. These properties are located in Denton County and are comprised of four producing wells and locations to support the drilling of four additional locations.

          A copy of the Company’s press release dated November 1, 2005 is attached hereto and incorporated by reference herein.

Item 9.01 Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 1, 2005 announcing settlement of Voyager/Hughes litigation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUNE ENERGY, INC.

DATE:	November 1, 2005	By:	/s/ Alan Gaines

Alan Gaines
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 1, 2005 announcing settlement of Hughes/Voyager litigation.